Exhibit 99.1

Seattle Genetics Reports Second Quarter 2016 Financial Results

-Second Quarter 2016 Revenues Were $95.4 Million, Including Record $66.2 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Top-Line Data from ADCETRIS Phase 3 ALCANZA Trial Expected

in Third Quarter of 2016-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — July 26, 2016 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the second quarter ended June 30, 2016. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, vadastuximab talirine (SGN-CD33A; 33A) activities and progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“We reported record ADCETRIS net sales in the second quarter, which were up 20 percent for the quarter and year-to-date compared to the same periods in 2015. To expand on the ADCETRIS opportunity, we are executing on three ongoing phase 3 clinical trials that are approaching data, starting with ALCANZA top-line results this quarter,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also demonstrated progress in the second quarter with our clinical-stage pipeline towards our goal of becoming a multi-product oncology company. We advanced 33A into a phase 3 trial for acute myeloid leukemia (AML) and reported encouraging phase 1 data from two ADCs for urothelial cancer, ASG-15ME and enfortumab vedotin (ASG-22ME). We anticipate advancing several new programs and generating additional data from our pipeline over the remainder of 2016.”

Recent ADCETRIS Highlights

•	The European Commission approved ADCETRIS for the treatment of adult patients with CD30+ Hodgkin lymphoma at increased risk of relapse or progression following autologous stem cell transplant based on data from the phase 3 AETHERA clinical trial. This is the third approved indication for ADCETRIS in the European Union.

•	Announced that final data from the ADCETRIS monotherapy pivotal phase 2 clinical trial in relapsed or refractory classical Hodgkin lymphoma were published in the journal Blood. The manuscript, which summarizes the five-year, end-of-study results, highlights that many patients who achieved a complete remission remained in remission at the time of this final analysis.

•	Takeda continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in 65 countries worldwide.

Recent Vadastuximab Talirine (SGN-CD33A) Highlights

•	Initiated the pivotal phase 3 CASCADE clinical trial evaluating 33A in combination with the hypomethylating agents (HMAs) azacitidine or decitabine in approximately 500 older patients with newly diagnosed AML. The trial is designed to determine if the 33A-containing regimen improves overall survival compared to patients receiving HMAs alone.

•	Reported data from a phase 1 trial of 33A plus HMAs in older, newly diagnosed patients with AML in an oral presentation at the 21st Congress of the European Hematology Association (EHA). The data showed a 76 percent objective response rate, including a 41 percent complete remission rate with manageable tolerability profile. The median overall survival for all patients in the phase 1 trial is interim and expected to evolve. The estimated median overall survival for the first 25 patients enrolled in the study was 12.75 months.

Recent Pipeline and Other Highlights

•	Reported data at the American Society of Clinical Oncology (ASCO) annual meeting from phase 1 trials of ASG-15ME and enfortumab vedotin in metastatic urothelial cancer, primarily bladder carcinoma. The data showed that both ADCs had manageable safety profiles and objective response rates of 40 to 50 percent at the likely recommended doses for future development. ASG-15ME and enfortumab vedotin are being co-developed with Astellas.

•	Triggered milestones under ongoing ADC collaborations based on progress with programs utilizing Seattle Genetics technology, including from:

•	Astellas, upon its initiation of a phase 2 clinical trial in metastatic renal cell carcinoma; and,

•	AbbVie, based on progress with a preclinical program.

•	Added to and promoted several members of the senior management team, including:

•	Promoting Naomi Hunder, M.D., to Vice President, Clinical Development. Dr. Hunder joined Seattle Genetics in 2010. She has most recently served as the clinical lead for the ADCETRIS program, notably for the company’s successful FDA approval in post-autologous transplant high-risk Hodgkin lymphoma based on data from the phase 3 AETHERA trial.

•	Promoting Dana Kennedy, Pharm.D., to Vice President, Clinical Development. Dr. Kennedy joined Seattle Genetics in 2007. Her contributions have included the clinical development work that led to the approval of ADCETRIS in systemic anaplastic large cell lymphoma and serving as clinical and program leader for SGN-CD33A.

•	Hiring Ian Pyrah, Ph.D., as Vice President, Non-Clinical Sciences. Prior to joining Seattle Genetics, Dr. Pyrah spent 10 years at Amgen in several leadership roles, including responsibility for the non-clinical component of a number of successful regulatory submissions.

•	Hiring Venkat Ramanan, Ph.D., as Vice President, Finance. Dr. Ramanan previously spent nine years at Gilead Sciences and prior to that he was at Amgen and ZS Associates. He has served in a range of roles in finance, business planning and operations supporting U.S. and international markets.

Anticipated ADCETRIS Upcoming Activities

•	Report top-line data in the third quarter of 2016 from the phase 3 ALCANZA trial in patients with CD30-expressing cutaneous T-cell lymphoma (CTCL).

•	Report data in the 2017 through mid-2018 timeframe from the phase 3 ECHELON-1 trial in frontline classical Hodgkin lymphoma.

•	Complete enrollment in the phase 3 ECHELON-2 trial in frontline mature T-cell lymphoma (MTCL) during 2016 and report data in the 2017 to 2018 timeframe.

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma or frontline MTCL.

Anticipated Vadastuximab Talirine (SGN-CD33A) Upcoming Activities

•	Continue clinical site initiations and enrollment of 500 patients to the pivotal phase 3 CASCADE clinical trial evaluating 33A in combination with HMAs in older patients with newly diagnosed AML.

•	Report data from ongoing phase 1 trials, including a phase 1b trial of 33A in combination with cytarabine and daunorubicin (7+3) for frontline, younger AML patients.

More information about 33A and ongoing clinical trials can be found at www.ADC-CD33.com.

Anticipated Pipeline Programs Upcoming Activities

•	Initiate a randomized phase 2 trial of denintuzumab mafodotin (SGN-CD19A; 19A) in frontline diffuse large B-cell lymphoma (DLBCL) during 2016.

•	Report additional data from phase 1 trials of ASG-15ME and enfortumab vedotin at the European Society for Medical Oncology (ESMO) annual congress being held October 7 to 11, 2016 in Copenhagen, Denmark.

•	Report clinical data during 2016 from other pipeline programs, including SGN-LIV1A.

•	Initiate a phase 1 trial of SGN-CD123A in relapsed or refractory AML. SGN-CD123A is an ADC targeted to CD123 utilizing Seattle Genetics’ newest technology, comprising an engineered cysteine antibody (EC-mAb) stably linked to a highly potent DNA binding agent called a pyrrolobenzodiazepine (PBD) dimer. CD123 is expressed across AML subtypes, and is particularly prominent on leukemic stem cells.

•	Advance SGN-CD352A, a novel ADC for multiple myeloma, into a phase 1 clinical trial. SGN-CD352A targets CD352, and utilizes the company’s PBD and EC-mAb technology. CD352 is highly expressed on multiple myeloma as well as B-cell malignancies, including chronic lymphocytic leukemia and non-Hodgkin lymphoma.

Second Quarter and Six Months 2016 Financial Results

Total revenues in the quarter and six month periods ended June 30, 2016 increased to $95.4 million and $206.6 million, respectively, compared to $77.1 million and $159.3 million from the same periods in 2015. Revenues included:

•	ADCETRIS net sales in the second quarter were $66.2 million, a 20 percent increase from net sales of $55.1 million in the second quarter of 2015. For the year-to-date, ADCETRIS sales were $124.9 million, compared to $104.0 million for the year-to-date period in 2015, a 20 percent increase.

•	Royalty revenues in the second quarter of 2016 were $9.2 million, compared to $7.6 million in the second quarter of 2015. For the year-to-date in 2016, royalty revenues were $41.5 million, compared to $18.7 million for the first six months of 2015. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues for the year-to-date in 2016 also included a $20.0 million sales milestone payment from Takeda earned in the first quarter of 2016.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaled $20.0 million in the second quarter and $40.2 million for the first six months of 2016, compared to $14.4 million and $36.6 million for the same periods in 2015.

Total costs and expenses for the second quarter of 2016 were $128.8 million, compared to $124.7 million for the second quarter of 2015. For the first six months of 2016, total costs and expenses were $261.0 million, compared to $228.6 million in the first six months of 2015. The increase in 2016 costs and expenses was primarily driven by progress with ADCETRIS, 33A clinical development and manufacturing activities and investment in the company’s pipeline programs.

Non-cash, share-based compensation cost for the first six months of 2016 was $24.3 million, compared to $17.6 million for the same period in 2015.

Net loss for the second quarter of 2016 was $32.7 million, or $0.23 per share, compared to a net loss of $47.5 million, or $0.38 per share, for the second quarter of 2015. For the six months ended June 30, 2016, net loss was $53.2 million, or $0.38 per share, compared to a net loss of $69.2 million, or $0.55 per share, for the same period in 2015.

As of June 30, 2016, Seattle Genetics had $659.5 million in cash, cash equivalents and investments, compared to $712.7 million as of December 31, 2015.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-576-4398 (domestic) or 719-325-2329 (international). The conference ID is 2574870. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 2574870. The telephone replay will be available until 5:00 p.m. PT on Thursday, July 28, 2016.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 65 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics is also advancing a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2016 ADCETRIS net sales, anticipated financial outlook including revenues, costs and expenses, upcoming presentations and publications, anticipated regulatory events and clinical activities, including enrollment completion and data availability from ALCANZA, ECHELON-1 and ECHELON-2 and other ongoing clinical trials and the timing thereof, and the initiation of future clinical trials, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, 33A and the company’s other product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2016 ADCETRIS net sales and financial guidance as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development and unexpected adverse events or regulatory action. We may also be unable to expand ADCETRIS’ labeled indications due to unexpected data from our ongoing phase 3 trials or regulatory action or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2016	2015
Assets
Cash, cash equivalents and investments	$659,486	$712,711
Other assets	203,800	182,384

Total assets	$863,286	$895,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$93,574	$88,031
Deferred revenue and long-term liabilities	101,188	121,153
Stockholders’ equity	668,524	685,911

Total liabilities and stockholders’ equity	$863,286	$895,095

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Net product sales	$66,216	$55,095	$124,864	$103,981
Collaboration and license agreement revenues	19,998	14,386	40,174	36,607
Royalty Revenues	9,188	7,615	41,519	18,665

Total revenues	95,402	77,096	206,557	159,253

Costs and expenses
Cost of sales	6,901	5,940	12,845	11,150
Cost of royalty revenues	3,107	2,639	6,722	5,813
Research and development	85,554	85,737	178,425	149,132
Selling, general and administrative	33,282	30,343	63,029	62,464

Total costs and expenses	128,844	124,659	261,021	228,559

Loss from operations	(33,442)	(47,563)	(54,464)	(69,306)
Investment income	699	61	1,243	114

Net loss	$(32,743)	$(47,502)	$(53,221)	$(69,192)

Basic and diluted net loss per share	$(0.23)	$(0.38)	$(0.38)	$(0.55)

Weighted-average shares used in computing basic and diluted net loss per share	140,283	125,064	140,086	124,690